UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2011
ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-34734	20-2454942

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 S. PENNSYLVANIA AVE. CUDAHY, WISCONSIN	53110

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (414) 615-1500
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
As described in Item 2.03 below, on August 31, 2011, we amended and restated our existing credit agreement with U.S. Bank National Association, a national banking association. We entered into a second amended and restated credit agreement in connection with our acquisition through merger of Prime Logistics Corporation, a Delaware corporation (referred to as Prime), described in Item 2.01 of this report. The disclosure provided in Item 2.03 of this report is hereby incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On August 31, 2011, we completed our previously announced acquisition through merger of all of the outstanding capital stock of Prime, a non-asset based provider of logistics and freight consolidation services, for approximately $97.5 million, consisting of $94.5 million in cash and $3.0 million in our common stock.
The foregoing description of the merger does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement and plan of merger, which is filed as Exhibit 10.11 to our Current Report on Form 8-K, filed on August 26, 2011 and is incorporated by reference into this Item 2.01. On August 31, 2011, we issued a press release announcing the completion of the merger with Prime, which is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 31, 2011, we entered into a second amended and restated credit agreement with U.S. Bank National Association, as Administrative Agent, Swing Line Lender and LC Issuer, the Lenders, and the other parties thereto.
The second amended and restated credit agreement expanded our existing credit facility and provides for a credit facility consisting of a $140 million term loan and a $100 million revolving line of credit, of which up to $10 million may be used for Swing Line Loans (as defined in the credit agreement) and up to $15 million may be used for letters of credit. The credit facility matures on August 31, 2016.
Advances under the credit facility will bear interest at either (a) the Eurocurrency Rate or (b) the Base Rate (as such terms are defined in the credit agreement).
As security for the credit facility, we and our direct and indirect domestic subsidiaries have granted a first priority lien on substantially all of our and our domestic subsidiaries’ tangible and intangible personal property, including a pledge of the capital stock of certain of our subsidiaries. Our obligations under the credit agreement are also guaranteed by each of our domestic subsidiaries.
Our credit facility requires us to meet certain financial tests, including a minimum fixed charge coverage ratio and a maximum cash flow leverage ratio. In addition, our credit facility contains negative covenants customarily included in such agreements limiting, among other things, our ability to incur additional indebtedness, make capital expenditures, enter into transactions with affiliates, grant additional liens, sell assets, pay dividends, make investments and advances, prepay debt, and consummate mergers and acquisitions.
Our credit facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, failure of any guaranty or security document supporting the credit facility to be in full force and effect, and a change of control of our business.

A copy of the credit agreement is filed as Exhibit 10.10 to this report and is incorporated herein by reference. The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the credit agreement.

Item 9.01.	Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The audited financial statements required by this Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 days from the date this Form 8-K was required to be filed.
(b) Pro Forma Financial Information.
The unaudited pro forma financial information required by this Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 days from the date this Form 8-K was required to be filed.
(c) Shell Company Transactions.
Not applicable.
(d) Exhibits.

Exhibit
Number

10.10
Second Amended and Restated Credit Agreement, dated August 31, 2011, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto

99.1	Press Release, dated August 31, 2011 entitled “Roadrunner Transportation Systems Announces Closing of the Merger with Prime Logistics Corporation and Related Financing”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
Date: September 6, 2011	By:	/s/ Peter R. Armbruster
Peter R. Armbruster
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.10
Second Amended and Restated Credit Agreement, dated August 31, 2011, among the Registrant, U.S. Bank National Association, a national banking association, the Lenders (as defined therein) and the other parties thereto

99.1	Press Release, dated August 31, 2011 entitled “Roadrunner Transportation Systems Announces Closing of the Merger with Prime Logistics Corporation and Related Financing”

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